Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS SECOND QUARTER 2013 RESULTS

MIAMI, August 07, 2013 (BUSINESS WIRE) - Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months ended June 30, 2013.

SECOND QUARTER 2013 HIGHLIGHTS

•                  Earnings per share of $0.36 vs. $0.18 in the prior year. Non-GAAP earnings per share, as discussed further below, were $0.32 in the current quarter.

•                  ILG consolidated revenue grew 5.3% year-over-year. Consolidated non-GAAP revenue was up 1.9%.

•                  Revenue per Available Room (“RevPAR”) at Aston grew 9.9% compared to the prior year.

•                  Free cash flow was $54.7 million year to date, an increase of 27.5% from the same period last year.

“During the second quarter, both segments concentrated on organic growth initiatives and new business development activities” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group.” As we approach the anniversary of ILG’s establishment as a public company, we are pleased with all that our team has accomplished the past 5 years.  Interval Leisure Group remains focused on executing its strategy to diversify and broaden its role in the non-traditional hospitality and lodging business.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	Three Months Ended June 30,		Quarter Over Quarter
Metrics	2013	2012	Change
Revenue	125.0	118.7	5.3%
Membership and Exchange revenue	95.5	89.7	6.5%
Management and Rental revenue	29.5	28.9	1.8%
Gross profit	81.6	75.4	8.2%
Net income attributable to common stockholders	20.6	10.1	104.6%
Non-GAAP net income*	18.5	10.1	83.7%
Diluted EPS	$0.36	$0.18	100.0%
Non-GAAP diluted EPS*	$0.32	$0.18	77.8%
Adjusted EBITDA*	38.2	37.3	2.4%

Balance sheet data	June 30, 2013	December 31, 2012
Cash and cash equivalents	109.0	101.2
Debt	215.0	260.0

	Six Months Ended June 30,		Year Over Year
Cash flow data	2013	2012	Change
Net cash provided by operating activities	61.3	50.2	22.0%
Free cash flow*	54.7	42.9	27.5%

* “Non-GAAP net income”, Non-GAAP diluted EPS”, “Adjusted EBITDA”, and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Second Quarter 2013 Consolidated Operating Results

Consolidated revenue for the second quarter ended June 30, 2013 was $125 million, an increase of 5.3% from $118.7 million for the second quarter of 2012. Net income for the three months ended June 30, 2013 was $20.6 million, an increase of 104.6% from net income of $10.1 million for the same period of 2012.

Operating results for the second quarter of 2013 reflect the correction of an immaterial net understatement of membership revenue, related membership expenses, and income for the period commencing January 1, 2011 through March 31, 2013. The out of period correction of this item resulted in the recognition of $4.1 million of membership revenue and $0.6 million of certain membership expenses in the three months ended June 30, 2013. Consequently, operating income and net income for the second quarter of 2013 were increased by $3.5 million and $2.1 million, respectively, or $0.04 of diluted earnings per share.

Excluding the impact of the prior period item discussed above, non-GAAP consolidated revenue for the second quarter of 2013 increased by 1.9% to $120.9 million on a year-over-year basis. This increase was driven primarily by stronger transaction revenue of $1.1 million generated by our Membership and Exchange segment and a rise in RevPAR of 9.9% at Aston.

Non-GAAP net income (defined below) for the second quarter of 2013 was $18.5 million, an increase of $8.4 million from net income of $10.1 million for the same period of 2012.  The year-over-year increase in non-GAAP net income reflects higher operating income of $6.3 million, primarily attributable to $5.4 million of lower amortization of intangibles expense, and a $7.2 million reduction in interest expense.  Accordingly, income tax expense increased by $5.7 million. Second quarter 2013 non-GAAP diluted earnings per share (defined below) were $0.32 compared to diluted earnings per share of $0.18 for the same period of 2012.

Adjusted EBITDA (defined below) was $38.2 million for the quarter ended June 30, 2013, compared to $37.3 million for the same period of 2012.

Business Segment Results

Membership and Exchange

Membership and Exchange segment revenue for the three months ended June 30, 2013 was $95.5 million, an increase of 6.5% from the comparable period in 2012. Excluding the impact of the prior period item, revenue for this segment increased 1.9% to $91.5 million in the current quarter compared to the prior year.

For the second quarter of 2013, transaction revenue was $50.2 million, an increase of 2.2%, and membership fee revenue (defined below) was $36.8 million, which includes $4.1 million related to the prior period item.

Total active Interval Network members at June 30, 2013 were approximately 1,821,000, a decrease of 2.1% from June 30, 2012.  The reduction in members was primarily due to fewer new members entering from the developer point of sale. Average revenue per member for the second quarter of 2013 was $48.59, representing an increase of 7.7% from $45.11 in the prior year. On a non-GAAP basis, average revenue per member was $46.37 in the current quarter, higher by 2.8% year-over-year. During the second quarter of 2013, Interval affiliated 14 vacation ownership resorts in domestic and international markets.

Membership and Exchange segment adjusted EBITDA was $36.1 million in the second quarter, an increase of 4.3% from the second quarter of 2012. The improvement in adjusted EBITDA primarily resulted from stronger transaction revenue and greater adoption of our Platinum and Club Interval products on a year-over-year basis.

Management and Rental

Management and Rental segment revenue for the three months ended June 30, 2013 was $29.5 million, including $14.2 million of management fee and rental revenue (defined below). Management fee and rental revenue grew by 4.1% on a year-over-year basis. The improvement in management fee and rental revenue was primarily due to higher RevPAR at Aston. Aston RevPAR for the quarter ended June 30, 2013 was $129.17 compared to $117.49 for the same period in 2012, driven by an 11.2% improvement in average daily rate.

In the second quarter of 2013, Management and Rental segment adjusted EBITDA was $2.0 million, compared to $2.6 million in the prior year period.  The decline in this segment’s adjusted EBITDA resulted from an increase in professional fees incurred during the quarter largely related to our anticipated purchase of 75.5% of the European shared ownership management business of CLC World Resorts and Hotels.

CAPITAL RESOURCES AND LIQUIDITY

As of June 30, 2013, ILG had $109.0 million of cash and cash equivalents, including $92.4 million of U.S. dollar equivalent or denominated cash deposits held by foreign subsidiaries which are subject to changes in foreign exchange rates. Of this amount, $60.5 million is held in foreign jurisdictions, principally the U.K.

Debt outstanding as of June 30, 2013 was $215 million. As of this date, ILG had $285 million available on its revolving credit facility, which may be increased by an additional $200 million, subject to specified conditions.

For the first half of 2013, ILG’s capital expenditures totaled $6.6 million, or 2.5% of revenue, net cash provided by operating activities was $61.3 million and free cash flow (defined below) was $54.7 million, an increase of 27.5% from the same period of 2012.  This improvement in free cash flow was driven by lower interest paid as well as higher cash receipts in 2013 compared to 2012, partly offset by higher income taxes paid in 2013.

Dividend

The Board of Directors of Interval Leisure Group declared a quarterly dividend payment of $0.11 per share to shareholders of record on June 4, 2013. On June 18, 2013, a cash dividend of $6.3 million was paid.  Additionally, the board of directors has declared a third quarter dividend of $0.11 per share which is scheduled to be paid on September 18, 2013 to shareholders of record on September 4, 2013.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, non-GAAP net income, non-GAAP basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the second quarter 2013, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (866) 700-6293 (toll-free domestic) or (617) 213-8835 (international); participant pass code: 61317901. Please register at least 10 minutes before the conference call begins. A live webcast of the conference call will be available on the Investor Relations section of ILG’s website at www.iilg.com. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); pass code: 14269281. The webcast will be archived on ILG’s website for 90 days after the call.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has more than 3,500 employees worldwide.

The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval Network of approximately 2,800 resorts in more than 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks.

ILG’s Management and Rental segment includes Aston Hotels & Resorts, Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 200 vacation properties, resorts and club locations throughout North America.

More information about the Company is available at www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; impairment of assets; the restrictive covenants in our revolving credit facility; adverse events or trends in key vacation destinations; business interruptions in connection with the rearchitecture of our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue	$124,983	$118,668	$259,864	$245,407
Cost of sales	43,421	43,261	89,797	86,052
Gross profit	81,562	75,407	170,067	159,355
Selling and marketing expense	14,272	14,268	28,007	28,041
General and administrative expense	28,227	26,980	54,532	52,406
Amortization expense of intangibles	1,896	7,289	3,908	14,332
Depreciation expense	3,696	3,222	7,360	6,528
Operating income	33,471	23,648	76,260	58,048
Other income (expense):
Interest income	72	577	223	1,003
Interest expense	(1,611)	(8,825)	(3,264)	(17,389)
Other income (expense), net	1,479	980	959	(1,493)
Loss on extinguishment of debt	—	(602)	—	(602)
Total other expense, net	(60)	(7,870)	(2,082)	(18,481)
Earnings before income taxes and noncontrolling interest	33,411	15,778	74,178	39,567
Income tax provision	(12,841)	(5,727)	(28,598)	(14,287)
Net income	20,570	10,051	45,580	25,280
Net loss (income) attributable to noncontrolling interest	—	1	(6)	(3)
Net income attributable to common stockholders	$20,570	$10,052	$45,574	$25,277

Earnings per share attributable to common stockholders:
Basic	$0.36	$0.18	$0.80	$0.45
Diluted	$0.36	$0.18	$0.79	$0.44
Weighted average number of common stock outstanding:
Basic	57,315	56,540	57,121	56,315
Diluted	57,795	57,321	57,615	56,998
Dividends declared per share of common stock	$0.11	$0.10	$0.11	$0.20

Non-GAAP net income(1)	$18,461	$10,052	$43,465	$25,277
Non-GAAP earnings per share(1):
Basic	$0.32	$0.18	$0.76	$0.45
Diluted	$0.32	$0.18	$0.75	$0.44

(1) “Non-GAAP net income” and “Non-GAAP earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2013	December 31, 2012

ASSETS
Cash and cash equivalents	$108,999	$101,162
Deferred membership costs	10,019	12,349
Prepaid income taxes	11,175	12,973
Other current assets	93,004	83,011
Total current assets	223,197	209,495
Goodwill and intangible assets, net	600,544	604,452
Deferred membership costs	11,673	11,058
Other non-current assets	69,185	81,915
TOTAL ASSETS	$904,599	$906,920

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$12,828	$11,086
Deferred revenue	101,399	93,367
Other current liabilities	71,173	70,950
Total current liabilities	185,400	175,403
Long-term debt	215,000	260,000
Deferred revenue	105,440	111,273
Other long-term liabilities	86,559	87,752
Redeemable noncontrolling interest	431	426
TOTAL STOCKHOLDERS’ EQUITY	311,769	272,066
TOTAL LIABILITIES AND EQUITY	$904,599	$906,920

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2013	2012

Cash flows from operating activities:
Net income	$45,580	$25,280
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	3,908	14,332
Amortization of debt issuance costs	391	816
Depreciation expense	7,360	6,528
Accretion of original issue discount	—	1,355
Non-cash compensation expense	5,144	6,169
Non-cash interest expense	170	221
Non-cash interest income	—	(362)
Deferred income taxes	(1,427)	(716)
Excess tax benefits from stock-based awards	(2,598)	(2,233)
Loss (gain) on disposal of property and equipment	163	(256)
Loss on extinguishment of debt	—	602
Change in fair value of contingent consideration	337	—
Changes in operating assets and liabilities	2,231	(1,538)
Net cash provided by operating activities	61,259	50,198
Cash flows from investing activities:
Acquisition, net of cash acquired	—	(39,963)
Capital expenditures	(6,592)	(7,318)
Investment in financing receivables	—	(9,480)
Payments received on financing receivables	9,876	2,873
Proceeds from disposal of property and equipment	7	230
Net cash provided by (used in) investing activities	3,291	(53,658)
Cash flows from financing activities:
Principal payments on term loan	—	(56,000)
Payments on revolving credit facility	(45,000)	—
Payments of debt issuance costs	—	(3,785)
Dividend payments	(6,304)	(11,309)
Witholding taxes on vesting of restricted stock units	(4,466)	(3,615)
Proceeds from the exercise of stock options	377	386
Excess tax benefits from stock-based awards	2,598	2,233
Net cash used in financing activities	(52,795)	(72,090)
Effect of exchange rate changes on cash and cash equivalents	(3,918)	1,168
Net increase (decrease) in cash and cash equivalents	7,837	(74,382)
Cash and cash equivalents at beginning of period	101,162	195,517
Cash and cash equivalents at end of period	$108,999	$121,135

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,819	$14,994
Income taxes, net of refunds	$25,872	$21,762

OPERATING STATISTICS

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	% Change	2012	2013	% Change	2012
Membership and Exchange
Total active members at end of period (000’s)	1,821	(2.1)%	1,860	1,821	(2.1)%	1,860
Average revenue per member(1)	$48.59	7.7%	$45.11	$101.39	4.1%	$97.43

Management and Rental
Available room nights (000’s)	364	(3.2)%	376	713	(4.3)%	745
RevPAR	$129.17	9.9%	$117.49	$147.39	12.9%	$130.50

(1) Excluding the $4.1 million of membership revenue included in the current quarter related to the prior period item, average revenue per member for the three and six month periods ending June 30, 2013 would have been $46.37 and $99.17, respectively.

ADDITIONAL DATA

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	% Change	2012	2013	% Change	2012
	(Dollars in thousands)			(Dollars in thousands)
Membership and Exchange
Transaction revenue	$50,174	2.2%	$49,082	$111,322	1.0%	$110,233
Membership fee revenue(1)	36,819	13.2%	32,535	70,183	7.8%	65,134
Ancillary member revenue	1,811	3.8%	1,744	3,736	NM	3,735
Total member revenue	88,804	6.5%	83,361	185,241	3.4%	179,102
Other revenue	6,713	5.5%	6,365	12,371	7.3%	11,531
Total revenue	$95,517	6.5%	$89,726	$197,612	3.7%	$190,633

Management and Rental
Management fee and rental revenue	$14,172	4.1%	$13,615	$31,617	21.4%	$26,048
Pass-through revenue	15,294	(0.2)%	15,327	30,635	6.6%	28,726
Total revenue	$29,466	1.8%	$28,942	$62,252	13.7%	$54,774
Management and Rental gross margin	29.9%	3.2%	29.0%	33.2%	9.9%	30.2%
Management and Rental gross margin without Pass-through Revenue	62.3%	0.9%	61.7%	65.4%	2.9%	63.6%

(1) Excluding the $4.1 million of membership revenue included in the current quarter related to the prior period item, membership fee revenue for the three and six month periods ending June 30, 2013 as presented in this table would have been $32,766 and $66,130, respectively.

RECONCILIATIONS OF NON-GAAP MEASURES

	Six Months Ended June 30,
	2013	% Change	2012
	(Dollars in thousands)

Net cash provided by operating activities	$61,259	22.0%	$50,198
Less: Capital expenditures	(6,592)	(9.9)%	(7,318)
Free cash flow	$54,667	27.5%	$42,880

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$20,570	$10,052	$45,574	$25,277
Prior period item(1)	(3,496)	—	(3,496)	—
Income tax provision on adjusting item(2)	1,387	—	1,387	—
Non-GAAP net income	$18,461	$10,052	$43,465	$25,277
Non-GAAP earnings per share:
Basic	$0.32	$0.18	$0.76	$0.45
Diluted	$0.32	$0.18	$0.75	$0.44

(1) During the current quarter, we identified an immaterial net understatement of membership revenue, related membership expenses, and income for the period commencing January 1, 2011 through March 31, 2013. In accordance with ASC 250, “Accounting Changes and Error Corrections,” we assessed the materiality of the misstatement, both quantitatively and qualitatively, and concluded it is not material to any of our previously issued or current year financial statements.

(2) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended June 30,
	2013			2012
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$36,133	$2,021	$38,154	$34,651	$2,600	$37,251
Non-cash compensation expense	(2,329)	(258)	(2,587)	(2,835)	(257)	(3,092)
Other non-operating income (expense), net	1,481	(2)	1,479	980	—	980
Loss on extinguishment of debt	—	—	—	(602)	—	(602)
Prior period item	3,496	—	3,496	—	—	—
EBITDA	38,781	1,761	40,542	32,194	2,343	34,537
Amortization expense of intangibles	(337)	(1,559)	(1,896)	(5,420)	(1,869)	(7,289)
Depreciation expense	(3,367)	(329)	(3,696)	(2,951)	(271)	(3,222)
Less: Other non-operating income (expense), net	(1,481)	2	(1,479)	(980)	—	(980)
Less: Loss on extinguishment of debt	—	—	—	602	—	602
Operating income (loss)	$33,596	$(125)	33,471	$23,445	$203	23,648
Interest income			72			577
Interest expense			(1,611)			(8,825)
Other non-operating income, net			1,479			980
Loss on extinguishment of debt			—			(602)
Income tax provision			(12,841)			(5,727)
Net income			20,570			10,051
Net loss attributable to noncontrolling interest			—			1
Net income attributable to common stockholders			$20,570			$10,052

	Six Months Ended June 30,
	2013			2012
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$81,740	$7,436	$89,176	$78,162	$6,915	$85,077
Non-cash compensation expense	(4,608)	(536)	(5,144)	(5,643)	(526)	(6,169)
Other non-operating income (expense), net	1,132	(173)	959	(1,344)	(149)	(1,493)
Loss on extinguishment of debt	—	—	—	(602)	—	(602)
Prior period item	3,496	—	3,496	—	—	—
EBITDA	81,760	6,727	88,487	70,573	6,240	76,813
Amortization expense of intangibles	(674)	(3,234)	(3,908)	(10,840)	(3,492)	(14,332)
Depreciation expense	(6,686)	(674)	(7,360)	(6,014)	(514)	(6,528)
Less: Other non-operating income (expense), net	(1,132)	173	(959)	1,344	149	1,493
Less: Loss on extinguishment of debt	—	—	—	602	—	602
Operating income	$73,268	$2,992	76,260	$55,665	$2,383	58,048
Interest income			223			1,003
Interest expense			(3,264)			(17,389)
Other non-operating income (expense), net			959			(1,493)
Loss on extinguishment of debt			—			(602)
Income tax provision			(28,598)			(14,287)
Net income			45,580			25,280
Net income attributable to noncontrolling interest			(6)			(3)
Net income attributable to common stockholders			$45,574			$25,277

GLOSSARY OF TERMS

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) other non-operating income and expense (including loss on extinguishment of debt), and (4) the impact of correcting prior period items. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Ancillary Member Revenue - Other Interval Network member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available for rental by Aston at managed vacation properties during the period, which excludes all rooms under renovation.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period.

EBITDA - Net income excluding, if applicable: (1) interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston-managed occupied rooms during the period.

Management Fee and Rental Revenue — Represents revenue earned by our Management and Rental segment exclusive of pass-through revenue.

Membership Fee Revenue — Represents fees paid for membership in the Interval Network.

Non-GAAP Basic EPS — Non-GAAP Net Income divided by the weighted average number of shares of common stock outstanding during the period.

Non-GAAP Diluted EPS — Non-GAAP Net Income divided by the weighted average number of shares of common stock and dilutive securities outstanding during the period.

Non-GAAP Net Income - Net income attributable to common stockholders excluding the impact of correcting an immaterial prior period net understatement in the current period financials.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with management of the properties and homeowner associations that are included in both revenue and cost of sales and that are passed on to the property owners and homeowner associations without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period for Aston.

Total Active Members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue — Interval Network transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

SOURCE: Interval Leisure Group

Interval Leisure Group

Investor Contact:

Jennifer Klein, Investor Relations,

305-925-7302

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, Corporate Communications,

305-925-7267

Chris.Boesch@intervalintl.com